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                                                                     EXHIBIT 2.1


                                                             Execution Copy




                            ASSET PURCHASE AGREEMENT

                          DATED AS OF FEBRUARY 19, 1997

                                     BETWEEN

                             GREIF BROS. CORPORATION

                                       AND

                                UNIONTOOLS, INC.
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                                TABLE OF CONTENTS


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PARTIES      ................................................................................................1

RECITALS      ...............................................................................................1

ARTICLE I - DEFINITIONS......................................................................................1

         SECTION 1.01. Defined Terms.........................................................................1

ARTICLE II - PURCHASE AND SALE...............................................................................6

         SECTION 2.01. Assets................................................................................6

         SECTION 2.02. Assumed Liabilities...................................................................8

         SECTION 2.03. Purchase Price........................................................................9

         SECTION 2.04. Closing..............................................................................10

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF SELLER......................................................11

         SECTION 3.01. Organization, Good Standing and
                                    Authority of Seller.....................................................11

         SECTION 3.02. No Conflict..........................................................................12

         SECTION 3.03. No Consents or Approvals.............................................................12

         SECTION 3.04. Financial Information................................................................12

         SECTION 3.05. Right, Title and Interest in
                                    Transferred Assets......................................................14

         SECTION 3.06. Real Property........................................................................14

         SECTION 3.07. Inventories..........................................................................15

         SECTION 3.08. Other Tangible Personal Property.....................................................15

         SECTION 3.09. Trade Names, Trademarks and
                                    Copyrights..............................................................16

         SECTION 3.10. Trade Secrets........................................................................17

         SECTION 3.11. Computer Software; Other Intangible
                                    Personal Property.......................................................17
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         SECTION 3.12. Material Contracts...................................................................18

         SECTION 3.13. Litigation...........................................................................19

         SECTION 3.14. Compliance with Laws.................................................................19

         SECTION 3.15. Labor Relations......................................................................20

         SECTION 3.16. Employment and Compensation
                                    Arrangements............................................................21

         SECTION 3.17. Employee Benefit Plans and Benefit
                                    Arrangements............................................................22

         SECTION 3.18. Taxes................................................................................22

         SECTION 3.19. Insurance............................................................................23

         SECTION 3.20. Licenses, Franchises, Permits and
                                    Authorizations..........................................................23

         SECTION 3.21. Agreement Not In Breach of Other
                                    Instruments.............................................................23

         SECTION 3.22. Brokers..............................................................................24

         SECTION 3.23. Full Disclosure......................................................................24

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF BUYER........................................................24

         SECTION 4.01. Organization, Good Standing and
                                    Authority of Buyer......................................................24

         SECTION 4.02. No Conflict..........................................................................24

         SECTION 4.03. No Consents or Approvals.............................................................25

         SECTION 4.04. Absence of Litigation................................................................25

         SECTION 4.05. Agreement Not In Breach of Other
                                    Instruments.............................................................25

         SECTION 4.06. Brokers..............................................................................25

ARTICLE V - ADDITIONAL AGREEMENTS...........................................................................25

         SECTION 5.01. No Solicitation, Etc.................................................................25

         SECTION 5.02. Conduct of Business Prior to the
                                    Closing.................................................................26
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         SECTION 5.03. Approvals; Consents..................................................................26

         SECTION 5.04. Access to Premises and Information...................................................27

         SECTION 5.05. Employees............................................................................27

         SECTION 5.06. Due Diligence; Right to Terminate....................................................27

         SECTION 5.07. Proration and Sharing of Taxes.......................................................28

         SECTION 5.08. Further Action.......................................................................29

         SECTION 5.09. Assets After the Closing.............................................................29

         SECTION 5.10. Consents to Transfer of the Material
                                    Contracts...............................................................29

         SECTION 5.11. Covenant Not to Compete..............................................................29

         SECTION 5.12. Power of Attorney....................................................................30

         SECTION 5.13. Uniform Commercial Code and Other
                                    Lien Searches...........................................................31

         SECTION 5.14. Worker Adjustment and Retraining
                                    Notification Act........................................................31

         SECTION 5.15. Licenses, Franchises, Permits and
                                    Authorizations..........................................................31

         SECTION 5.16. Molds................................................................................31

         SECTION 5.17. Railroad Spur Access and Maintenance
                                    Agreement...............................................................31

         SECTION 5.18. Turn About Access and Maintenance
                                    Agreement...............................................................32

ARTICLE VI - CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS...................................................32

         SECTION 6.01. Representations and Warranties.......................................................32

         SECTION 6.02. Performance of Covenants.............................................................33

         SECTION 6.03. Authority............................................................................33

         SECTION 6.04. Approval of Governmental Authorities.................................................33

         SECTION 6.05. Purchase Price.......................................................................33
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         SECTION 6.06. Ancillary Agreements.................................................................33

         SECTION 6.07. Buyer's Certificate..................................................................33

         SECTION 6.08. Approval of Documentation............................................................33

         SECTION 6.09. Consents.............................................................................33

         SECTION 6.10. Access Agreements....................................................................34

ARTICLE VII - CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS...................................................34

         SECTION 7.01. Representations and Warranties.......................................................34

         SECTION 7.02. Performance of Covenants.............................................................34

         SECTION 7.03. Authority............................................................................34

         SECTION 7.04. Seller's Certificate.................................................................34

         SECTION 7.05. Bulk Sales Laws......................................................................34

         SECTION 7.06. Sales and Use Tax on Prior Sales.....................................................35

         SECTION 7.07. Consents.............................................................................35

         SECTION 7.08. Approval of Documentation............................................................35

         SECTION 7.09. Approval of Governmental Authorities.................................................35

         SECTION 7.10. No Material Adverse Change...........................................................35

         SECTION 7.11. Interim Financial Statements.........................................................35

         SECTION 7.12. Ancillary Agreements.................................................................35

         SECTION 7.13. Key Employees........................................................................36

         SECTION 7.14. Title Insurance......................................................................36

         SECTION 7.15. Access Agreements....................................................................36

ARTICLE VIII - INDEMNIFICATION..............................................................................36

         SECTION 8.01. Seller's Indemnity...................................................................36

         SECTION 8.02. Buyer's Indemnity....................................................................36

         SECTION 8.03. Claims for Indemnification...........................................................37
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ARTICLE IX - GENERAL PROVISIONS.............................................................................38

         SECTION 9.01. Termination..........................................................................38

         SECTION 9.02. Specific Performance.................................................................38

         SECTION 9.03. Survival of Representations and
                                    Warranties..............................................................38

         SECTION 9.04. Expenses.............................................................................39

         SECTION 9.05. Notices..............................................................................39

         SECTION 9.06. Amendment............................................................................39

         SECTION 9.07. Waiver...............................................................................40

         SECTION 9.08. Headings.............................................................................40

         SECTION 9.09. Severability.........................................................................40

         SECTION 9.10. Entire Agreement.....................................................................40

         SECTION 9.11. Binding Agreement; Assignment........................................................40

         SECTION 9.12. Governing Law........................................................................40

         SECTION 9.13. [Intentionally Omitted]..............................................................41

         SECTION 9.14. Counterparts.........................................................................41

         SECTION 9.15. No Third Party Beneficiaries.........................................................41

         SECTION 9.16. Publicity............................................................................41

SIGNATURE PAGE..............................................................................................42

LIST OF EXHIBITS............................................................................................43

LIST OF SCHEDULES...........................................................................................44
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                  This ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of February 19, 1997 between GREIF BROS. CORPORATION, a Delaware corporation ("Seller"), and UNIONTOOLS, INC., a Delaware corporation ("Buyer").


                                    RECITALS


                  WHEREAS, Seller is engaged in the business (the "Business") of manufacturing plastic forms by injection molding at Seller's injection molding division (the "Facility") located in Hebron, Ohio.


                  WHEREAS, Seller desires to sell to Buyer the Business, including substantially all of the assets of the Seller which comprise and are necessary for the conduct of the Business (except those hereinafter specifically excluded from such sale), and Buyer desires to acquire such Business and assets from Seller and assume certain liabilities on the terms and conditions hereinafter set forth.


                  NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants, representations and warranties herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

                  SECTION 1.01. Defined Terms. As used in this Agreement, unless otherwise provided, the following terms shall have the meanings ascribed to them below (such definitions to be equally applicable to both the singular and plural forms of the terms defined):

                  "Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any court, governmental or other regulatory or administrative agency or commission or arbitration tribunal.

                  "Affiliate" shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations of the Securities Exchange Act of 1934.

                  "Ancillary Agreements" means the other agreements, documents and instruments to be executed and delivered by Buyer and/or Seller pursuant hereto, including, without limitation, the Assumption Agreement and the Bill of Sale and Assignment.

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                  "Annual Financial Statements" mean (a) the profit and loss statement of the Business and (b) the statement of fixed assets (including depreciation) and inventory of the Business, each prepared in accordance with Seller's internal standards, consistently applied, for a division of the same type as the Business, for each of the Seller's fiscal years ended October 31, 1996, 1995 and 1994.

                  "Assumed Liabilities" means, and shall consist only of, the Liabilities which are specifically identified in Section 2.02(a).

                  "Assumption Agreement" means an assumption agreement in substantially the form of Exhibit A hereto.

                  "Bill of Sale and Assignment" means a bill of sale and assignment in substantially the form of Exhibit B hereto.

                  "Blow Molding Division" means Seller's Blow Molding Division at 1001 O'Neil Drive, Hebron, Ohio 43025, known as Building 17 in the industrial park where the Owned Realty is situated.

                  "Business" has the meaning set forth in the first recital.

                  "Business Combination Proposal" means any proposal or offer to acquire the Business or any or all of the Transferred Assets other than as contemplated by this Agreement.

                  "Business Day" means a day of the year on which banks are not authorized to be closed in Columbus, Ohio.

                  "Buyer" has the meaning set forth in the preamble.

                  "Buyer's Auditors" means Ernst & Young LLP, independent certified public accountants.

                  "Closing" and "Closing Date" have the meanings specified in
Section 2.04.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Employees" shall mean (i) all employees of Seller who, on the Closing Date, are full-time employees whose employment relates solely to the Business and who are at work on the Closing Date or any day within the five days prior thereto, all of whom are set forth or referred to in part (a) of Schedule 3.16, as well as (ii) the employees of Seller who are set forth in part (b) of
Schedule 3.16.

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                  "Environmental Damages" means all claims, judgments, damages, losses, penalties, fines, liabilities (including strict liability), encumbrances, liens, costs and expenses of investigation and defense of claims, whether or not any such claim is ultimately defeated, and of any good faith settlement of judgment for such claims, of whatever kind or nature, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable, including without limitation reasonable attorneys' fees and disbursements and consultants' fees, any of which are incurred at any time as a result of the existence during the period from the first date Seller owned the Owned Realty through the Closing Date of Hazardous Materials upon, about or beneath the Owned Realty or migrating or threatening to migrate from the Owned Realty, or the existence of a violation of Environmental Requirements pertaining to the Owned Realty, or the transportation of Hazardous Materials to, from or across the Owned Realty.

                  "Environmental Requirements" means all applicable present statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises and similar items, of all governmental agencies, departments or instrumentalities of the United States, the states and political subdivisions thereof and all applicable judicial and administrative and regulatory decrees, judgments and orders relating to the protection of human health or the environment and including, but not limited to, those pertaining to reporting, licensing, permitting, investigation and remediation of emissions, discharges, releases or threatened releases of Hazardous Materials.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "Excluded Assets" means all the assets of the Facility except for the Transferred Assets, including without limitation the assets set forth in
Section 2.01(b).

                  "Facility" has the meaning set forth in the first recital.

                  "Financial Statements" means, collectively, the Annual Financial Statements and the Interim Financial Statements.

                  "GAAP" means generally accepted accounting principles, applied in a manner consistent with Seller's past practices as reflected in its financial statements for its fiscal year ended October 31, 1996.

                  "Goodwill" means the intangible value of the Business on the basis of its good customer relations, high employee morale and similar factors.

                  "Governmental Authority" means any court, agency, department, ministry, commission, board or other administrative or

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governmental body of the United States, or any state, political subdivision or jurisdiction thereof.

                  "Hazardous Materials" means any chemical substance, material or waste which is defined as a "hazardous waste" or "hazardous substance" or "pollutant or contaminant" under any federal, state or local statute, regulation or ordinance or amendments thereto, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C.
Section 9601 et seq.) and the Resource Conservation and Recovery Act (42 U.S.C.
Section 6901 et seq.) and including, without limitation, petroleum and petroleum products or byproducts, and any substance which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is regulated by any Governmental Authority.

                  "Impairments" has the meaning set forth in Section 3.06(a).

                  "Indemnified Damages" means any costs, losses, liabilities, claims and expenses (reduced by any offsetting or related asset or service received and any recovery from any third party, such as an insurer) including reasonable legal fees and costs of investigation.

                  "Interim Financial Statements" mean (a) the profit and loss statement of the Business and (b) the statement of fixed assets (including depreciation) and inventory of the Business, each prepared in accordance with Seller's internal standards, consistently applied, for a division of the same type as the Business, for the two months ended December 31, 1996.

                  "Inventory" has the meaning set forth in Section 2.01(a)(ii).

                  "Inventory Value" shall mean the lower of cost (as determined in a manner consistent with the past practices of Seller) or fair market value of the Inventory, net of applicable reserves, calculated in accordance with GAAP.

                  "Liabilities" means any and all debts, liabilities, losses, claims, damages, costs, expenses and obligations, whether fixed or contingent, or matured or unmatured, including, without limitation, those arising under any law, rule, regulation, action, order or consent decree of any governmental entity or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

                  "Material Contracts" has the meaning set forth in Section
3.12.

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                  "Main Spur" means the spur which attaches the public railroad to Spur #1 and Spur #2 and the switching gear appurtenant thereto.

                  "Owned Realty" means the real property more particularly described on Exhibit C attached hereto and made a part hereof, including, without limitation, all easements related to the Turn About and for railroad spurs to which the Business has access.

                  "Person" includes any individual, sole proprietorship, partnership, joint venture, trust, incorporated organization, limited liability company, association, corporation, institution, party, entity or governmental authority.

                  "Purchase Price" has the meaning set forth in Section 2.03.

                  "Railroad Spur Agreement" has the meaning set forth in Section 5.17.

                  "Relative Use", with respect to either party hereto and with respect to either the Main Spur or Spur #2, a fraction, the numerator of which is the number of rail cars that ran on such spur to such party's facility during the immediately preceding six months and the denominator of which is the aggregate number of rail cars that ran on such spur to that party's facility and the other party's facility during the immediately preceding six months.

                  "Retained Liabilities" means all Liabilities of Seller other than the Assumed Liabilities.

                  "Seller" has the meaning set forth in the preamble.

                  "Seller's Auditors" means Price Waterhouse LLP, independent certified public accountants.

                  "Sewer Permit" means the Village of Hebron Sewer Permit referred to in Schedule 3.20.

                  "Spur #1" means the railroad spur labeled "Spur #1" on Exhibit D hereto.

                  "Spur #2" means the railroad spur labeled "Spur #2" on Exhibit D hereto.

                  "Storm Water Permit" means Ohio EPA Storm Water General Permit
- Permit Number OHR001150, referred to in Schedule 3.20.

                  "Tax" means any income, gross receipts, transfer, gains, sales, use, employment, franchise, profits, property or other taxes, fees, stamp taxes and duties, assessments or charges of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or

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additional amounts imposed by any taxing authority with respect thereto.

                  "Trade Secrets" has the meaning set forth in Section 3.10(a).

                  "Transferred Assets" has the meaning set forth in Section 2.01(a).

                  "Turn About" means the concrete area, a portion of which is located on the Owned Realty and the remaining portion of which is located on adjacent real estate that will continue to be owned by Seller, which is used to access the loading docks on the Owned Realty and on the real estate that will continue to be owned by Seller.

                  "Turn About Agreement" has the meaning set forth in Section 5.18.


                                   ARTICLE II

                                PURCHASE AND SALE

                  SECTION 2.01. Assets.

                  (a) Transferred Assets. Subject to the terms set forth in this Agreement, on the Closing Date, Seller agrees to convey, sell, transfer, assign and deliver to Buyer, and Buyer agrees to purchase from Seller, all of the properties, assets, business, rights, claims and contracts of every kind used solely in the conduct of the Business or otherwise owned or used by Seller solely in connection with the Business, other than the Excluded Assets (such assets and properties of Seller are collectively referred to hereinafter as the "Transferred Assets"), including, without limitation, the following assets:

                               (i) The Owned Realty and the improvements thereon;

                               (ii) All inventories of raw materials used at the Facility, finished goods produced at the Facility and work-in-process at the Facility owned by Seller as of the Closing Date (collectively, the "Inventory");

                               (iii) All tangible assets and properties of Seller employed in the Business, including machinery and equipment, tooling, tools, furniture, cooperage, office equipment, furnishings and fixtures, including, without limitation, those which are listed in
         Schedule 3.08;

                               (iv) All rights and claims existing on the Closing Date under express or implied warranties from suppliers to Seller or Seller's customers, relating to the Business;

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                               (v) All of Seller's right, title and interest in
         and to each lease (capital and operating), license, contract, vendor agreement, distribution right, right to advertising space and listings in directories, purchase or sales order or commitment, whether written or oral, relating solely to the Business, except for any right, title or interest listed in Schedule 2.01(a);

                               (vi) All of Seller's right, title and interest in and to all trade names, trademarks and trademark applications, service marks and service mark applications, patents and patent applications, copyrights and copyright applications (in each such case, whether registered or to be registered in the United States of America or elsewhere) applied for, issued to or owned by Seller and relating solely to the Business, all intangible assets of Seller relating solely to the Business, and all processes, inventions, trade secrets, engineering or technical drawings, data and designs, formulas and past and present customer lists owned by Seller in connection with the Business or which Seller has the right to use relating to the Business and all Goodwill and other intangibles relating to the Business, including, without limitation, those which are listed in Schedules 3.09 and 3.10, provided that the names "Greif" and "Greif Bros. Corporation" are not being transferred;

                               (vii) The computer equipment and computer software, including source codes, whether completed or under development, and software licenses owned or held by Seller or which Seller has the right to use which are necessary to Buyer's operation of the Business and which are more particularly described and are limited to those which are described in Schedule 3.11, it being agreed that not all computer equipment is being sold;

                               (viii) Licenses, franchises, permits and governmental authorizations relating to the Transferred Assets or the operation of the Business, including, without limitation, those listed in Schedule 3.20, but excluding those which are not assignable or otherwise transferable and are so designated in Schedule 3.20; and

                               (ix) Originals or, to the extent originals are not appropriate, copies of all of the following that relate solely to the Transferred Assets and the Business: business tax records (excluding corporate minute books and stock records), correspondence, files, databases, employment, payroll, personnel and workers' compensation records, environmental control records, sales, marketing and advertising data and materials, and all other books, records, documents and information relating to the Transferred Assets and the Business, provided that upon request Seller may have copies of

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         any of the foregoing and otherwise have access to the foregoing at reasonable times during business hours.

                  (b) Excluded Assets. Notwithstanding anything to the contrary in Section 2.01 hereof, Seller is not selling, and Buyer is not purchasing, any of the following assets owned by Seller, all of which shall be retained by Seller (such assets of Seller are hereinafter referred to collectively as the "Excluded Assets"):

                               (i) All cash, notes and accounts receivable owned by Seller;

                               (ii) The assets listed in the Excluded Assets Schedule attached as Schedule 2.01(b) hereto;

                               (iii) Seller's minute books, seal, stock record books, stock certificates and other similar corporate documents that are not necessary for Buyer to operate the Business, provided that upon request Buyer may have copies thereof;

                               (iv) The rights which accrue or will accrue to Seller under or pursuant to this Agreement; and

                               (v) All other assets owned by Seller, including those assets that are part of the Facility or the Business, that are not specifically listed in Section 2.01(a).

                  SECTION 2.02. Assumed Liabilities.

                  (a) Assumed Liabilities. Buyer hereby assumes and shall hereafter pay or perform, to the extent not paid or performed at the Closing Date, and defend and hold Seller harmless from, all liabilities with respect to Buyer's operation of the Business and ownership and use of the Transferred Assets after the Closing (the "Assumed Liabilities").

                  (b) Buyer Not Responsible for Liabilities Except Assumed Liabilities. Except for the assumption of the Assumed Liabilities as set forth above, Buyer does not assume and shall not be obligated to pay, perform or otherwise be responsible for any Retained Liabilities. Without limiting the generality of the foregoing, it is hereby expressly acknowledged and agreed that Buyer shall be deemed not to assume or be obligated to pay any of the following Retained Liabilities:

                               (i) any liabilities of Seller to any director, officer, shareholder or employee of Seller (including, without limitation, any liabilities for severance or termination pay to former employees) other than liabilities included on Schedule 2.02(a);

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                               (ii) any liabilities or expenses for Taxes of
         Seller on income related to the sale of the Transferred Assets;

                               (iii) to the extent not expressly assumed pursuant to Section 2.02(a), any liabilities or claims of any kind or nature, fixed or contingent, asserted or unasserted, arising out of or related to the operation of the Business or the Transferred Assets prior to the Closing Date, including any claim for the breach of any express or implied product warranty or any similar claim that relates to any product manufactured or sold by Seller on or before the Closing Date;

                               (iv) to the extent not expressly assumed pursuant to Section 2.02(a), any liabilities of Seller arising out of or in connection with any employee compensation or benefit plan or arrangement of any kind;

                               (v) any claims or causes of action, brought by any governmental agency or any Person whatsoever, arising from any condition in existence on or before the Closing Date on any of the premises where the Business has been conducted;

                               (vi) any liability of Seller to any Person the existence of which constitutes a breach of any covenant, agreement, representation, or warranty of Seller contained in this Agreement;

                               (vii) to the extent not expressly assumed pursuant to Section 2.02(a), any liability or obligation (contingent or otherwise) of Seller arising out of any threatened or pending litigation; and

                               (viii) any indebtedness of Seller.

                  SECTION 2.03. Purchase Price.

                  (a) Consideration to be Paid at Closing. As consideration for the purchase of the Transferred Assets and the covenant not to compete of Seller, Buyer, in addition to assuming the Assumed Liabilities, shall pay to Seller an aggregate purchase price of SIX MILLION SEVEN HUNDRED THOUSAND DOLLARS ($6,700,000) (the "Purchase Price"), subject to adjustment as provided in subsection 2.03(b) hereof. SIX MILLION DOLLARS ($6,000,000) (the "Initial Payment") shall be paid by Buyer to Seller at Closing by a bank wire transfer in immediately available funds to an account designated by Seller at least two Business Days before the Closing Date. EIGHT HUNDRED THOUSAND DOLLARS ($800,000) of the Initial Payment shall be allocable to Inventory, subject to adjustment as set forth in Section 2.03(b) hereof. In addition to the Purchase Price, Buyer shall pay to Seller the portion of the Taxes allocated to Buyer in accordance with the provisions of Section 5.07 hereof.

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                  (b) Inventory Adjustment. On the Closing Date, Seller shall conduct a full, tagged physical inventory, and a representative of Buyer may attend and observe such inventory. Within ten (10) days after such physical inventory, Seller shall prepare a calculation of Inventory Value based on such physical inventory and deliver a copy thereof to Buyer and Buyers' Auditors for review. Buyer shall have ten (10) days after receipt of such calculation to review it and have it reviewed by Buyer's Auditors. If Buyer disagrees with such calculation, Buyer and Seller shall resolve such disagreements within ten (10) days thereafter. If the Inventory Value, as agreed on by Buyer and Seller, is greater than $800,000, Buyer shall promptly pay Seller by bank wire transfer an amount for the Inventory equal to the difference between the Inventory Value and $800,000, provided that Buyer shall not be required to pay Seller more than $700,000. If the Inventory Value, as agreed on by Buyer and Seller, is less than $800,000, Seller shall promptly pay Buyer by bank wire transfer an amount equal to the difference between $800,000 and the Inventory Value.

                  (c) Allocation of Purchase Price. The parties agree that the Purchase Price shall be allocated among the Transferred Assets and the covenant not to compete contained in Section 5.11 in accordance with Schedule 2.03(c). Subject to the requirements of applicable law, such allocation (and any amendments thereto by reason of adjustments to the purchase price hereunder) shall be binding on the parties for purposes of filing any return, report or schedule regarding Taxes arising from or in connection with Buyer's acquisition of the Transferred Assets from Seller, and any such return, report or schedule shall be consistent with such allocation. Buyer shall promptly furnish Schedule 2.03(c) after such time as an amount has been settled with respect to Inventory Value.

                  SECTION 2.04. Closing.

                  (a) Time and Place. Subject to the terms and conditions of this Agreement, the sale and purchase contemplated hereby shall take place at a closing (the "Closing") at 10:00 a.m., local time, as soon as practicable after all conditions for the Closing are satisfied or waived, at the offices of Vorys, Sater, Seymour & Pease located at 52 East Gay Street, Columbus, Ohio, or at such other time or on such other date or at such other place as Seller and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date").

                  (b) Deliveries at the Closing by Seller. At the Closing, Seller shall deliver to Buyer the Bill of Sale and Assignment and such assignments, consents, and other instruments of transfer and powers of attorney as are reasonably required to transfer to Buyer good and marketable title to the Transferred Assets, free and clear of any claims, liens, trusts, encumbrances or other rights or interests of any person other than the Impairments or as otherwise expressly permitted by the terms of this Agreement. In particular, but without limiting the foregoing, Seller shall deliver to Buyer at the Closing:

                           (i) The Bill of Sale and Assignment, duly executed by Seller;

                           (ii) Certified resolutions of Seller's Board of Directors approving the sale of the Business to Buyer;

                           (iii) A certification of non-foreign status executed by Seller and satisfying the requirements of Section 1.1445-2(b)(2)(i) of the United States Treasury Regulations promulgated under the Code;

                           (iv) A warranty deed with respect to the real estate transferred, duly executed by Seller; and

                           (v) Such other documents as are required to effectuate the transactions contemplated by this Agreement.

                  (c) Deliveries at the Closing by Buyer. At the Closing, Buyer shall deliver to Seller:

                           (i) The Assumption Agreement, duly executed by Buyer;

                           (ii) Certified resolutions of Buyer's Board of Directors approving the purchase of the Business from Seller;

                           (iii) Payment of the Initial Payment as provided in
         Section 2.03;

                           (iv) The "sale for resale" certificate or a direct pay permit number necessary to exempt the inventory that is part of the Transferred Assets from Ohio sales tax; and

                           (v) Such other documents as are required to effectuate the transactions contemplated by this Agreement.


                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

                  As an inducement to Buyer to enter into this Agreement, Seller represents and warrants to Buyer as follows:

                  SECTION 3.01. Organization, Good Standing and Authority of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power to own its properties and carry on the Business as now owned and operated by

Seller. Seller is duly qualified to transact business as a foreign corporation and is in good standing in each jurisdiction required for the conduct of the Business, except where the failure so to qualify would not have a material effect on the Business. Seller has all requisite corporate power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which Seller is a party have been duly authorized by all necessary corporate action on the part of Seller, have been or will be duly executed and delivered by Seller, and this Agreement and such Ancillary Agreements constitute or, upon execution and delivery, will constitute, legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms.

                  SECTION 3.02. No Conflict. The execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements to which Seller is a party do not and, subject to the receipt of consents to assignments of contracts listed on Schedule 3.02, will not (a) violate or conflict with any provision of the Articles of Incorporation or By-Laws of Seller, (b) conflict with or violate any law (other than bulk sales or similar laws), rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to Seller, the Transferred Assets or the Business, (c) except as would not materially affect Seller's ability to consummate the transactions contemplated by this Agreement, violate any provision of or result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to the Transferred Assets to which Seller is a party or by which Seller or any of such Transferred Assets are bound or affected or (d) result in the creation of any lien, security interest or encumbrance on the Transferred Assets.

                  SECTION 3.03. No Consents or Approvals. The execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements to which Seller is a party do not, and will not, require any consent, approval, authorization or other action by, or registration or filing with or notification to, any governmental or regulatory authority or any third party, except as disclosed on Schedule 3.03.

                  SECTION 3.04. Financial Information.

                  (a) Financial Statements. Seller has previously furnished to Buyer the Annual Financial Statements. The Annual Financial Statements (i) are correct and complete in all material respects and were prepared in accordance with the books and records of Seller; (ii) were prepared in accordance with Seller's internal standards, consistently applied, for divisions of the same type as the Business; (iii) fairly present the value of the Transferred Assets and the results of the operations of the Business as at each relevant date thereof and for the periods covered thereby; and (iv) with respect to contracts and commitments relating to the Business, contain and reflect adequate reserves for all reasonably anticipated material losses and costs and expenses in excess of expected receipts.

                  (b) Absence of Certain Changes. Except as set forth in
Schedule 3.04(b), since October 31, 1996 there has not been (i) any transaction by Seller relating to the Business not in the ordinary course of business as conducted on such date; (ii) any material adverse change in the results of operations, condition (financial or otherwise), assets or liabilities (whether absolute, accrued or contingent or otherwise) of the Business, or occurrence of any event or condition which to Seller's knowledge reasonably could result in any such material adverse change; (iii) any damage, destruction or loss, whether or not covered by insurance, that, individually or in the aggregate, has had a material adverse effect on the results of operations, condition (financial or otherwise), assets or properties of the Business; (iv) any sale or transfer of any of Seller's assets relating to the Business, except sales in the ordinary course of business of inventory or immaterial amounts of other tangible personal property not required by the Business; (v) any mortgage, pledge or subjection to lien, charge or encumbrance of any kind, of any of the assets of Seller relating to the Business, except for liens for Taxes not due; (vi) any material amendment or termination of any contract, agreement or license which is identified on
Schedule 3.12 hereto; (vii) any change in accounting methods or practices by Seller or Seller's Auditors or any material alteration in the manner of keeping the books, accounts or records of Seller except for changes, if any, required by GAAP; (viii) any waiver or release of any material right or claim of Seller relating to the Business; (ix) any commencement, notice or threat of commencement of any material civil litigation or governmental proceeding against or investigation of Seller relating to the Business; (x) any other event or condition of any character which has had a material adverse effect on the results of operations, condition (financial or otherwise), assets or properties of the Business, or the occurrence of any event or condition which reasonably could result in any such material adverse change; (xi) any material revaluation by Seller of any of its assets relating to the Business; (xii) any increase in the salary or other compensation or benefits payable or to become payable by Seller to any of its Employees, or the declaration, payment or commitment or obligation of any kind for the payment by Seller of a bonus or other additional salary or compensation or benefits to any such person other than the year end adjustment to salaries of 3.15% for all salaried employees effective January 1, 1997; or (xiii) any agreement by Seller to do any of the foregoing or to cause any of the foregoing to occur.

                  SECTION 3.05. Right, Title and Interest in Transferred Assets. Except as set forth in Schedule 3.05, Seller is the lawful owner of the Transferred Assets, has good and marketable title thereto, and has the complete and unrestricted power and the unqualified right to sell, transfer, assign and deliver the Transferred Assets to Buyer. The Transferred Assets (excluding the Owned Realty) will be transferred to Buyer on the Closing Date free and clear of all liens, security interests, claims (including claims for Taxes), rights to use or possess, other contractual restrictions and other charges and encumbrances and, upon such transfer, Buyer will be vested with good and marketable title to the Transferred Assets.

                  SECTION 3.06. Real Property.

                  (a) Seller has good and marketable title in fee simple to the Owned Realty and to all plants, buildings and improvements thereon, free and clear of any mortgage, lien, claim, charge, exception, imperfection of title, encroachment, easement, right-of-way, squatters' right or encumbrance (collectively, "Impairments"), except for those Impairments (i) which are described in part 1 of Schedule 3.06, (ii) which, individually or in the aggregate, are not material in character, amount or extent and do not have a material adverse effect on the title, or the present use of, the property subject thereto or affected thereby or do not otherwise materially impair the Business; or (iii) which are liens for property taxes not yet due and payable. With respect to Seller's ownership and use of the Owned Realty, the Impairments described in (i) above which will remain on the Owned Realty at the time of sale hereunder, individually and in the aggregate, are not material in character, amount or extent and have not had a material adverse effect on the present use of the property subject thereto or affected thereby and have not otherwise materially impaired the Business. Subject to such Impairments, on the Closing Date, Buyer will be vested with good and marketable title to the Owned Realty. The legal descriptions of the Owned Realty set forth on part 1 of Schedule 3.06 are complete and correct descriptions of such real property, its location and limits and Seller's rights therein and are in each case sufficient to locate the records pertaining to such Owned Realty in the offices in the jurisdictions where such Owned Realty is located where public records concerning Owned Realty are kept. True and complete copies of the deeds, title insurance policies, surveys, mortgages, agreements and other documents granting or relating to Seller's ownership of such Owned Realty have previously been delivered to Buyer.

                  (b) No part of the Business is located on real property under which Seller is a lessee or sublessee.

                  (c) To the best of Seller's knowledge, the buildings and improvements owned by Seller as part of the Business, and the operation and maintenance thereof as now operated and maintained, do not (i) contravene any zoning or building law or ordinance or other administrative regulation or (ii) violate any restrictive covenant or any provision of federal, state or local law, the effect of which materially interferes with or prevents the continued use of such properties for the purposes for which they are now being used, or would materially affect the value thereof. All of the plants, buildings, structures and equipment owned by Seller and used in the Business are in good operating condition and in a state of reasonable maintenance and repair to the extent necessary for the efficient operation of the Business.

                  (d) There exists no pending or, to the best knowledge of Seller, threatened condemnation, eminent domain or similar proceeding with respect to, or which could affect, any Owned Realty or buildings or improvements thereon.

                  SECTION 3.07. Inventories. Except as set forth on Schedule
3.07 hereto, Seller has good and merchantable title to its inventories of raw materials, finished goods, parts and supplies used in the Business, as of the date hereof, free and clear of all security interests, liens, claims and encumbrances or any adverse rights whatsoever; all inventories of finished goods used in the Business consist of items that have been manufactured in accordance with, and which meet, applicable industry standards; all inventories used in the Business are correctly marked with respect to class and character in accordance with applicable specifications and if tested will meet the indicated class and character; and each class or type of inventory of finished goods used in the Business is usable and salable without discount from the prices generally charged for like material of the same quality in the ordinary course of business, subject to obsolescence and write-downs consistent with Seller's experience in its fiscal year ended October 31, 1996.

                  SECTION 3.08. Other Tangible Personal Property. Schedule 3.08 hereto sets forth (i) a description and the location of each item of tangible personal property (other than inventory described in Section 3.07 hereof and Excluded Assets) owned by Seller or in the possession of Seller and used in the Business that is being sold to Buyer; and (ii) an identification and description of each material lease of personal property used in the Business under which Seller is a lessee or a lessor, copies of which have been made available to Buyer. With respect to the foregoing personal property:

                  (a) Each of the leases described in Schedule 3.08 is in full force and effect and is a valid and binding obligation of

Seller, and Seller has no knowledge that any such lease is not a valid and binding obligation of each of the other parties thereto;

                  (b) Seller is not, nor does Seller have knowledge that any other party is, in default with respect to any material term or condition of any such lease or any other agreement related to such properties, nor has any event occurred which, through the lapse of time or the giving of notice, or both, would constitute a default thereunder or would cause the acceleration of any obligation of any party thereto or the creation of a lien or encumbrance upon any asset of Seller;

                  (c) Each item of tangible personal property used in the current conduct of the Business is in good operating and usable condition and repair, subject to normal and reasonable wear and tear; however, Seller makes no other warranties, express or implied, including any warranty of merchantability or fitness for a particular purpose; and

                  (d) Seller has good and merchantable title to and is in possession of all items of tangible personal property owned or leased by Seller and used in the Business, free and clear of all liens, pledges, charges, security interests, restrictions, prior assignments and encumbrances of any kind, except for property taxes not yet due and payable and except as set forth on Schedule 3.05.

                  SECTION 3.09. Trade Names, Trademarks and Copyrights. Schedule
3.09 hereto is a list of all trade names, trademarks, service marks and copyrights and their registrations or applications, owned solely by Seller or in which Seller has any rights or licenses and used solely in the Business, together with a brief description of each. Except as set forth in Schedule 3.09, to the best knowledge of Seller, no person has infringed or is infringing on any such trade name, trademark, service mark or copyright. To the best knowledge of Seller, Seller, in its operation of the Business, has not infringed, and is not now infringing, on any trade name, trademark, service mark or copyright belonging to any other person, firm or corporation. Except as set forth in
Schedule 3.09, Seller is not a party to any license agreement or arrangement, whether as licensor, licensee, franchiser, franchisee or otherwise, with respect to any trademarks, service marks, trade names or any copyrights, or applications or registrations for such items, used in the Business. To the best knowledge of Seller, Seller owns, or holds adequate licenses, free and clear of any liens or encumbrances, to use, and has full right to use, all trademarks, service marks, trade names and copyrights necessary for Seller to conduct the Business as now conducted by it and all such items are listed in Schedule 3.09, and such use does not and will not conflict with, infringe on or otherwise violate any rights of others. Seller has the right to sell or assign to Buyer all such owned trademarks, trade names, service marks and copyrights, and all such licenses and other rights. All trade names, trademarks, service marks, copyrights and licenses listed in Schedule 3.09 are registered or recorded (except as otherwise disclosed therein) in all jurisdictions material to the Business where failure to register or record could materially impair Seller's ownership of, or right to use, such item. All such registrations and recordings are in full force and effect and no governmental proceeding, including the possible revocation or cancellation of any such registration, is pending or, to the best knowledge of Seller, threatened.

                  SECTION 3.10. Trade Secrets.

                  (a) Schedule 3.10 hereto is a true and complete list, without extensive or revealing descriptions, of Seller's trade secrets which are material to the conduct of the Business, including all material customer (active and inactive) lists, vendor lists and arrangements therewith, processes, know-how, computer program and routines and other technical data (collectively, "Trade Secrets"). The specific location of each Trade Secret's documentation, including its complete description, specifications, charts, procedures and other material relating to it, is also set forth in Schedule 3.10. To the extent necessary for Buyer's conduct of the Business, each Trade Secret's documentation is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use by Buyer without reliance on the special knowledge or memory of others.

                  (b) Seller is the sole owner of each Trade Secret owned by it, free and clear of any liens, encumbrances, restrictions or legal or equitable claims of others, except as specifically stated in Schedule 3.10. Seller has taken reasonable security measures to protect the secrecy, confidentiality and value of the Trade Secrets; any of its employees and any other persons who, either alone or in concert with others, developed, invented, discovered, derived, programmed or designed the Trade Secrets, or who have knowledge of or access to information relating to them, have been put on notice and, if appropriate, have entered into agreements that the Trade Secrets are proprietary to Seller and are not to be divulged or misused.

                  (c) To the best knowledge of Seller, all of the Trade Secrets have not been used, divulged or appropriated to the detriment of Seller.

                  SECTION 3.11. Computer Software; Other Intangible Personal Property. Schedule 3.11 hereto identifies the computer software and computer programs owned by Seller or used by Seller in the conduct of its Business which is necessary to Buyer's operation of the Business, and to the extent used by Seller pursuant to a license or other authorization of a third party, describes such license or other authorization and which is being sold by Seller to Buyer. To the best of Seller's knowledge, with respect to any such computer software and programs owned by Seller, such is owned free and clear of all liens, pledges, charges, security interests, restrictions, prior arrangements and encumbrances of any kind, including without limitation, any claim of any present or former employee of Seller who may have developed or participated in the development of any such computer software or program or any portion thereof. Such license or other authorization pursuant to which Seller is entitled to use any computer software or program is in full force and effect, is a valid and binding obligation of the parties thereto, is identified on Schedule 3.11 hereto, is included in the Transferred Assets, and is assignable to Buyer without the consent of any third party except as otherwise described in Schedule 3.11 hereto. Schedule 3.11 hereto also lists and describes any and all interests of Seller in any intangible personal property used in the Business and not listed in Schedule 3.09 or 3.10.

                  SECTION 3.12. Material Contracts.

                  (a) Schedule 3.12 hereto lists each lease, license, contract, vendor agreement, distribution right, right to advertising space and listings in directories, purchase or sales order and commitment, whether written or oral (collectively, the "Material Contracts"), (other than any of the foregoing specifically disclosed under other sections of this Article) to which Seller is a party, or by which it or any of its properties are bound, which relates to the Business and (i) involves expenditures or income in excess of $50,000 per year and which are not cancelable within 30 calendar days, (ii) is otherwise material in nature or amount or (iii) is necessary for the continued operation of the Business as presently conducted. With respect to each such Material Contract:

                               (i) Each Material Contract is in full force and effect and is a valid and binding agreement of Seller and, to the best knowledge of Seller, of the other parties thereto;

                               (ii) Seller has fulfilled all material
         obligations required pursuant to such Material Contract to have been performed by Seller on its part prior to the date hereof, and Seller has no reason to believe that it will not be able to fulfill, when due, all of Seller's obligations under such Material Contract which remain to be performed after the date hereof;

                               (iii) To the best knowledge of Seller, there is no default or event that with notice or lapse of time, or both, would constitute a default by any other party to such Material Contract; and

                               (iv) Seller has not received notice that any party to such Material Contract intends to cancel or terminate such Material Contract or to exercise or not exercise any options thereunder.

                  (b) Except for the Material Contracts listed in Schedule 3.12, copies of which have been furnished or made available to Buyer, Seller is not a party to, nor is any of Seller's property bound by, any distributor's or manufacturer's representative or agency agreement, any output or requirements agreement, any agreement that restricts Seller's right to engage in business or any other agreement that is unusual in nature or amount or that calls for the payment by Seller of consideration of more than $50,000 per year and which is not cancelable within 30 calendar days.

                  SECTION 3.13. Litigation. Except as set forth in Schedule 3.13, there is no Action pending or, to the best knowledge of Seller, threatened, against or affecting the Business or based upon any theory of product liability with regard to products produced by the Business. The matters set forth in Schedule 3.13 hereto, if decided adversely to Seller, will not result in a material adverse change in the Business. Seller has furnished or made available to Buyer copies of all relevant court papers and other documents relating to the matters set forth in Schedule 3.13 hereto. Seller is not in default with respect to any order, writ, injunction or decree relating to the Business of any federal, state, local or foreign court, department, agency or instrumentality. Except as set forth in Schedule 3.13, Seller is not currently engaged in any legal action to recover material amounts of money due to it or damages sustained by it arising out of the Business.

                  SECTION 3.14. Compliance with Laws. Except as set forth in
Schedule 3.14:

                             (a)(i) Seller is in full compliance with all Environmental Requirements applicable to operations on and the conditions of the Owned Realty or the Facility. The Seller has no basis to expect, and has not received, any actual or threatened order, notice or other communication from any Governmental Authority or third party of any actual or potential violation or failure to comply with any Environmental Requirement, or of any actual or threatened obligation to undertake or bear the costs of any Environmental Damages with respect to the Owned Realty or the Facility.

                            (ii) There are no pending or, to the knowledge of Seller, threatened claims, encumbrances or other restrictions of any nature, resulting from any Environmental Damages or arising under or pursuant to any Environmental Requirement with respect to or affecting the Owned Realty or the Facility.

                           (iii) Seller has no basis to expect and has not received any citation, directive, inquiry, notice, order, summons, warning or other communication that relates to Hazardous Materials or any actual or potential violation or failure to comply with any Environmental Requirement or of any alleged, actual or potential obligation to undertake or bear the costs of any Environmental Damages with respect to the Owned Realty or the Facility or with respect to any property or facility to which hazardous materials generated, manufactured, refined, transferred, imported, used or processed by Seller at the Facility have been transported, treated, stored, handled, transferred, disposed, recycled or received.

                            (iv) Seller has not generated, stored, used, released, treated or disposed of any Hazardous Material on the Owned Realty or at the Facility except in full compliance with all Environmental Requirements.

                             (v) Seller timely obtained and has kept current, as appropriate, all permits, notifications, and authorizations required under any environmental law or any activity conducted on the Owned Realty or at the Facility by Seller or any other Person.

                            (vi) There are no underground storage tanks or gas or oil wells on the Owned Realty.

                           (b) Seller has complied with all requirements of the Occupational Safety and Health Act and its state equivalents and regulations promulgated under any such legislation, and with all orders, judgments and decrees of any tribunal under such legislation that apply to the Business.

                           (c) Seller has not directly or indirectly paid or delivered any fee, commission or other money or property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, that is in any manner related to the Business, the payment or delivery of which was illegal under any federal, state or local law of the United States or any other country having jurisdiction.

                           (d) Seller has complied with, and is not in violation of, any other applicable federal, state or local statute, law or regulation applicable to, or affecting the operation of, the Business.

                  SECTION 3.15. Labor Relations. Except as set forth on Schedule 3.15:

                               (i) No Employee is covered by a collective bargaining agreement and there is not now, nor has there occurred at any time during the past three years, any union representation activities respecting Employees. Seller has not experienced any work stoppage or slow down within the last three years.

                               (ii) No proceedings or claims by Employees are pending or, to the best knowledge of Seller, threatened against Seller with respect to any violation or alleged violation of any applicable federal, state or local laws, rules and regulations prohibiting discrimination on any basis, including, without limitation, on the basis of race, color, religion, sex, national origin, age or disability.

                             (iii) No proceedings or claims by or relating to Employees are pending or, to the best knowledge of Seller, threatened against Seller with respect to any violation or alleged violation of any applicable federal, state or local laws, rules and regulations relating to the employment of labor, including, without limitation, those related to wages, hours and collective bargaining. Seller has made all payments and withholdings of taxes and other sums as required by appropriate governmental authorities and has withheld and paid to the appropriate governmental authorities, or is holding for payment not yet due to such authorities, all amounts required to be withheld from Employees and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any laws, rules or regulations relating to the foregoing.

                  SECTION 3.16. Employment and Compensation Arrangements.

                  (a) Schedule 3.16 hereto identifies each (i) pension, profit sharing, deferred compensation, bonus, stock option, stock purchase or incentive plan or agreement, written or oral, applicable to Employees, except for such plans or arrangements listed in Schedule 3.17; and (ii) retainer, consulting, severance, employment or similar contract or agreement, written or oral, applicable to Employees, to which Seller is a party or by which it is bound. Seller has delivered to Buyer copies of all such plans and agreements, as they are currently in effect. Seller is not, and, to the best of its knowledge, no other party thereto is, in default with respect to any material term or condition thereof, nor has any event occurred which, with the lapse of time or the giving of notice, or both, would constitute a material default thereunder or would cause the acceleration of any material obligation of any party thereto, or the creation of a lien or encumbrance upon any asset of Seller.

                  (b) All obligations of Seller relating to Employees, whether arising by operation of law, by contract or past custom, for payments by Seller to trusts or other funds or to any governmental agency with respect to workers compensation, unemployment compensation, social security or any other benefits for its employees with respect to employment of said Employees through the date hereof have been paid or adequate accruals thereof have been made and are reflected in the Financial Statements. All obligations of Seller with respect to such Employees, whether arising by operation of law, by contract, by past custom or otherwise, for salaries, vacation and holiday pay, sick pay, bonuses, other forms of compensation or other benefits payable to such employees in respect of the services rendered by any of them prior to the date hereof have been paid or adequate accruals therefor have been made and are reflected in the Financial Statements; provided that with respect to accrued but unpaid vacations through the Closing Date, Seller shall either (i) pay Buyer the aggregate amount of such accrual or (ii) pay each Employee the portion of such aggregate accrual attributable to such Employee.

                  (c) Schedule 3.16 also sets forth a true and complete list, as of February __, 1997, of the names and current salaries or compensation rates of all Employees and of all agents and representatives of Seller. Those Employees who are at work on the Closing Date or any day within five days prior thereto are set forth or referred to in part (a) of Schedule 3.16, and those other Employees being offered employment by Buyer are set forth in part (b) of
Schedule 3.16.

                  SECTION 3.17. Employee Benefit Plans and Benefit Arrangements.
Schedule 3.17 lists each (i) "Employee Benefit Plan," as such term is defined in
Section 3(3) of ERISA, whether written or oral, that provides or authorizes benefits to any Employee and (ii) "Benefit Arrangement" which means each contract, agreement, policy, practice or commitment, whether written or oral, that provides or authorizes employee benefits to any Employee, other than Employee Benefit Plans.

                  Except as set forth on Schedule 3.17, (i) each Employee Benefit Plan and each Benefit Arrangement complies with, and has been operated in accordance with, all applicable law, including, without limitation, the provisions of ERISA, in all material respects, and (ii) no event has occurred in connection with any Employee Benefit Plan or Benefit Arrangement which has, will or may result in any fine, penalty, assessment or other liability for which Seller, any Affiliate of Seller or transferee of the assets of Seller may be responsible, whether by reason of operation of law or contract.

                  SECTION 3.18. Taxes.

                  (a) There are no outstanding assessments for Taxes otherwise due that if not paid on a timely basis would result, on or after the Closing Date, in any liens for Taxes on any of the Transferred Assets.

                  (b) Except as otherwise disclosed on Schedule 3.18, none of the Transferred Assets is tax-exempt use property within the meaning of Section 168(h) of the Code, and none of the Transferred Assets is property that is or will be required to be treated as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986.

                  (c) Seller is not a foreign person within the meaning of
Section 1445(b)(2) of the Code.

                  SECTION 3.19 Insurance. Schedule 3.19 sets forth a true and correct list of all insurance policies of any nature whatsoever maintained by Seller which relate to the Business, all of which are in full force and effect. Seller is in compliance with all material requirements of such policies. All of the customarily commercially insurable properties and assets of Seller that constitute Transferred Assets are covered by effective insurance in amounts at least equal to their fair market value and such insurance provides protection against all liabilities, claims, losses and risks as are generally insured against by comparable businesses. There are no outstanding requirements or recommendations by any insurance company that issued any such policy or by any governmental authority which requires or recommends any change in the conduct of the Business, or any repairs or other work to be done on or with respect to any of the properties of Seller related to the Business. Seller has not received any notice or other communication from any insurance company within the three years preceding the date hereof canceling or materially amending any insurance policies on or relating to the Transferred Assets, and to the best knowledge of Seller, no such cancellation or amendment nor any material increase of premiums is threatened with respect to the policies listed in Schedule 3.19 hereto. Except as set forth in Schedule 3.19, no claim is pending under any policy listed in Schedule 3.19.

                  SECTION 3.20. Licenses, Franchises, Permits and Authorizations. Schedule 3.20 hereto lists all licenses, franchises, permits and authorizations held by Seller which constitute all of the licenses, franchises, permits and authorizations necessary for the lawful conduct of the Business, and specifically notes any such licenses, franchises, permits and authorizations that are not assignable. Seller has previously delivered copies of such licenses, franchises, permits and authorizations to Buyer. Seller has not violated, nor is in material violation of, any of the terms and conditions of such licenses, franchises, permits and authorizations. As of the Closing Date, to the best knowledge of Seller, no change will have occurred in the facts or circumstances reported or assumed in the application for or the granting of such licenses, franchises, permits or authorizations, and each such license, franchise, permit and authorization will be in full force and effect.

                  SECTION 3.21. Agreement Not In Breach of Other Instruments. Except as set forth in Schedule 3.21, the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby will not result in or constitute any of the following:

(a) a default or an event that, with the giving of notice or lapse of time, or both, would be a default, breach or violation of the Articles of Incorporation or By-Laws of Seller or any Material Contract, promissory note, indenture, mortgage, deed of trust or other material agreement, instrument or arrangement to which Seller is a party or by which it or its properties are bound; (b) an event that would permit any party to terminate any Material Contract; or (c) the creation or imposition of any lien, charge or encumbrance on any of the Transferred Assets.

                  SECTION 3.22. Brokers. No person or entity is entitled to any brokerage commission, finder's fee or like payment from Seller in connection with the transactions contemplated by this Agreement, other than Phil Starr.

                  SECTION 3.23. Full Disclosure. To the best of Seller's knowledge, the representations and warranties made by Seller and the information provided by Seller to Buyer in this Agreement, including its Schedules and its Exhibits, do not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein, or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false or misleading. Copies of all documents heretofore or hereafter delivered or made available to Buyer pursuant to this Agreement were or will be complete and accurate copies of such documents.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                    OF BUYER

                  As an inducement to Seller to enter into this Agreement, Buyer represents and warrants to Seller as follows:

                  SECTION 4.01. Organization, Good Standing and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is a party, to carry out its obligations hereunder or thereunder, and to consummate the transactions contemplated hereby or thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which Buyer is a party have been duly authorized by all necessary corporate action on the part of Buyer, have been or will be duly executed and delivered by Buyer, and this Agreement and such Ancillary Agreements constitute or, upon execution and delivery, will constitute, legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms.

                  SECTION 4.02. No Conflict. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements to which it is a party do not, and will not, (a) violate or conflict with the Articles of Incorporation or By-Laws of Buyer, (b) conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to Buyer or (c) except as would not materially affect the ability of Buyer to consummate the transactions contemplated by this Agreement, result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any lien or other encumbrance on any of the assets or properties of Buyer pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties to which Buyer is a party or by which any of such assets or properties is bound or affected.

                  SECTION 4.03. No Consents or Approvals. Except as set forth on
Schedule 4.03, no authorization, consent or approval of any public body, authority or any third party is necessary for the consummation by Buyer of the transactions contemplated by this Agreement.

                  SECTION 4.04. Absence of Litigation. No Action is pending or threatened against Buyer which seeks to delay or prevent the consummation of the transactions contemplated hereby or which may adversely affect or restrict Buyer's ability to consummate the transactions contemplated hereby.

                  SECTION 4.05. Agreement Not In Breach of Other Instruments. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby will not result in or constitute a default or an event that, with the giving of notice of lapse of time or both, would be a default, breach or violation of the Articles of Incorporation of Bylaws of Buyer.

                  SECTION 4.06. Brokers. No person or entity is entitled to any brokerage commission, finder's fee or like payment from Buyer in connection with the transactions contemplated by this Agreement, other than Phil Starr.


                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

                  SECTION 5.01. No Solicitation, Etc. Seller agrees that, between the date hereof and either the Closing Date or the termination of this Agreement in accordance with the terms of Section 5.06 or 9.01, Seller shall not, directly or indirectly,

(i) encourage, initiate or solicit the submission of a Business Combination Proposal, (ii) enter into any agreement with respect to any Business Combination Proposal or (iii) participate in any way in discussions or negotiations with, or furnish any information to, any Person in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Business Combination Proposal.

                  SECTION 5.02. Conduct of Business Prior to the Closing. Seller agrees that, between the date of this Agreement to and including the Closing Date, except as permitted by the prior written consent of Buyer and as contemplated by this Agreement: (i) the Business shall continue to be conducted in, and Seller shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; (ii) Seller shall use its best efforts to (v) preserve the Business substantially intact, (w) maintain the Transferred Assets in customary repair, order and condition (subject to ordinary wear and tear) and maintain in full force and effect all insurance relating to the Transferred Assets, (x) comply with all governmental and regulatory requirements applicable to the Business or the Transferred Assets,
(y) keep available the services of substantially all of the present employees of Seller involved in the Business and (z) preserve the present relationships of the Business with customers, suppliers and other Persons with which the Business has significant business relations; and (iii) Seller shall not:

                           (i) encumber any material asset, property or right of Seller relating to the Business or enter into any transaction or make any contract or commitment relating to the Transferred Assets except in the ordinary course of business;

                           (ii) enter into any employment contract with an Employee which is not terminable without cost or other liability to Seller or any successor thereof;

                           (iii) enter into or amend any contract or agreement relating to the Business (x) which cannot be performed within three months or less or (y) which involves the expenditure of over $10,000, except for sales and purchase contracts in the ordinary course of business;

                           (iv) transfer any assets of Seller relating to the Business to any shareholder; or

                           (v) agree to do any of the above.

                  SECTION 5.03.  Approvals; Consents.

                  (a) Each of Buyer and Seller will use its best efforts to obtain or cause to be obtained all necessary consents, approvals, authorizations or other actions by, or filings with, or notifications to, any governmental or regulatory authority or any Person listed on Schedule 5.10, in connection with the consummation of the sale and transfer by Seller of the Transferred Assets and the transactions contemplated hereby.

                  (b) Each of Buyer and Seller will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement.

                  SECTION 5.04. Access to Premises and Information.

                  (a) Subject to the provisions of Section 5.04(b), from the date hereof, Seller shall, and shall cause its officers, directors, employees and authorized agents, to provide to Buyer and its officers, employees and authorized agents full access to Seller's officers, employees, authorized agents, offices and other facilities and to all books and records during normal business hours and in a manner not unreasonably disruptive to the operation of the Business, and shall promptly furnish to Buyer all financial and operating data and other information regarding the Business and the Transferred Assets as Buyer may from time to time reasonably request.

                  (b) Until the Closing, all information relating to Seller obtained by Buyer and its authorized representatives in connection with the transactions contemplated hereby shall be kept confidential by Buyer and shall not be used by it for any purpose other than in connection with the transactions contemplated hereby; provided, however, that the foregoing shall not apply to
(i) any information generally available to the public on the date hereof or which becomes generally available to the public through no fault of Buyer, but only from and after the date such information becomes so available, and (ii) any information obtained by Buyer from a third party having the right to disclose such information.

                  SECTION 5.05. Employees. On the Closing Date, Buyer agrees to offer to employ the Employees, at substantially the same salary and wage rate levels as in effect on the Closing Date. With regard to benefits, subject to applicable law, Buyer shall offer Employees so hired benefits consistent with those extended to its Employees on the Closing Date. Seller makes no representation or warranty that any of the employees will accept Buyer's offer of employment. In addition, Seller makes no representation or warranty that any of the Employees that are covered by a collective bargaining agreement will be removed from coverage under such collective bargaining agreement as a result of the sale of the Business to Buyer and Buyer's hiring of such Employees.

                  SECTION 5.06. Due Diligence; Right to Terminate.

                  (a) Buyer shall promptly conduct its due diligence review of the Business including, without limitation, the books and records, financial and operating data and other information regarding the Business and the Transferred Assets as Buyer may reasonably request.

                  (b) In the event that Buyer determines in good faith during the course of its due diligence investigation (i) that any of the representations and warranties in this Agreement are false or incorrect in any material respect or (ii) the existence of facts or conditions concerning the results of operations, condition (financial or otherwise), assets or liabilities (whether absolute, accrued or contingent or otherwise) or prospects of the Business, or the occurrence of any event or condition which, in Buyer's discretion, have had or are reasonably likely to have a material adverse effect on the results of operations, condition (financial or otherwise), assets or liabilities (whether absolute, accrued or contingent or otherwise) or prospects of the Business, or make it impracticable to proceed with the transactions contemplated by this Agreement, whether or not such facts or conditions are within Seller's control, then Buyer may elect to terminate this Agreement by providing Seller with written notice thereof on or before the Closing Date.

                  (c) If Buyer elects to terminate this Agreement pursuant to subsection (b) above, neither party shall have any indemnification or other obligations or liability to the other party hereto as a result of such termination or the events that gave rise to it, other than pursuant to Section 5.04(b).

                  SECTION 5.07. Proration of Taxes. Buyer agrees to execute and deliver to Seller at the Closing any certificates or other documents that Seller may reasonably request to document any exemption from Ohio sales tax. Seller agrees to assume liability for and to pay for all transfer and documentary taxes and fees imposed with respect to instruments of conveyance in the transactions contemplated hereby. Seller agrees to assume liability for and pay for any personal property taxes assessed against it on the Transferred Assets, except that Buyer agrees to pay to Seller an amount equal to $20,000 with respect to such taxes. In addition, Seller and Buyer agree to prorate any real property taxes on the Transferred Assets. Such proration shall (a) be made on the basis of the most recent real tax bill received by Seller prior to the Closing Date (each, a "Tax Bill") and (b) make Seller liable for all such taxes through the Closing Date and Buyer liable for all such taxes from and after the Closing Date. Specifically, with respect to each Tax Bill, Buyer shall pay to Seller an amount equal to (x) the amount of such Tax Bill attributable to the Transferred Assets multiplied by (y) a fraction, the numerator of which is the number of days remaining in calendar year 1997 as of the Closing Date and the denominator of which is 365. Amounts with respect to personal or property taxes for which Buyer is responsible under this paragraph shall be an addition to the Purchase Price and shall be delivered to Seller at Closing. Seller shall be responsible for making payment of all such Taxes as are contemplated by this paragraph to the appropriate taxing authorities.

                  SECTION 5.08. Further Action. Each of the parties hereto shall execute such documents (including, without limitation, the Ancillary Agreements) and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby or, at or after the Closing, to evidence the consummation of the transactions consummated pursuant to this Agreement and each of the Ancillary Agreements, upon the terms and subject to the conditions hereof and thereof. Each of the parties hereto shall take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and each of the Ancillary Agreements and to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings.

                  SECTION 5.09. Assets After the Closing. If Seller shall, at any time after the Closing, receive any Transferred Assets, or any payments relating thereto (including any payments in respect of the Material Contracts but excluding payments on accounts receivable), it shall promptly deliver such assets or property to Buyer.

                  SECTION 5.10. Consents to Transfer of the Material Contracts.
Schedule 5.10 hereto lists and describes all Persons whose authorization is required to effect the sale and delivery of all of the Transferred Assets as contemplated by this Agreement.

                  SECTION 5.11. Covenant Not to Compete.

                  (a) Subject to the Closing having occurred, without the prior written consent of Buyer, Seller will not, directly or indirectly, (i) engage in any business, activity or operation that competes in the business of manufacturing or selling plastic spools within the United States or (ii) approach or seek Restricted Business (as defined below) from any Customer (as defined below), refer Restricted Business from any Customer to any enterprise or business, or be paid commissions based on sales to any Customer by any enterprise or business where such sales constitute Restricted Business; provided that, if Seller has engaged in, is engaged in or becomes engaged in any Restricted Business with any Person at any time before or after the Closing Date but prior to the time such Person becomes a Customer and such Person does not become a Customer until after the Closing Date, the foregoing restrictions contained in this paragraph shall not apply to any business between

Seller and such Person. Seller shall not, directly or indirectly, induce, solicit, aid or assist any other person to induce or solicit, employees, salespersons, agents, consultants, distributors, representatives, advisors, customers or suppliers of the Business to terminate, curtail or otherwise limit their employment or business relations with the Business.

                  (b) The covenant not to compete contained in paragraph (a) shall extend for a period of two (2) years from the Closing Date, or until such earlier time as Buyer, its successors or assigns, shall cease to carry on or have an interest in the Business and the Transferred Assets. Nothing in this covenant not to compete shall prohibit Seller from selling product to, and otherwise engaging in business with, Seller's affiliates and other divisions of Seller.

                  (c) If any one or more of the provisions contained in this
Section 5.11 shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the validity, legality and enforceability of any other provisions of this Agreement. Such invalid, illegal or unenforceable provision or provisions shall be deemed to be modified to the extent necessary to render it, or them, valid, legal and enforceable, and if no such modification shall render it, or them, valid, legal and enforceable, then this Section 5.11 shall be construed as if not containing the provision or provisions held to be invalid, illegal or unenforceable, and the rights and obligations of the parties shall be construed and enforced accordingly.

                  (d) For purposes of this Section, the following terms shall have the following meanings:

                           (i) "Restricted Business" means any business that is competitive with the Business.

                           (ii) "Customer" means any Person which (A) is currently provided goods or services by the Business, (B) has been provided goods or services by the Business during the 5-year period prior to the date hereof or (C) which shall be provided with goods or services by the Business during the 2-year period from the date hereof.

                  SECTION 5.12. Power of Attorney. On the Closing Date, Seller will, by appropriate instrument, constitute and appoint Buyer and its successors and assigns, the true and lawful attorneys for Seller, with full power of substitution, in the name of Seller but on behalf of and for the benefit of and at the expense of Buyer, to institute and prosecute, in the name of Seller or otherwise, all proceedings which Buyer may in good faith deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Transferred Assets, to defend and compromise any and all actions, suits or proceedings in respect of any of such Transferred Assets, and to do all such acts and things in relation thereto as Buyer in good faith shall deem advisable. The foregoing powers are and shall be coupled with an interest and shall be irrevocable by Seller or by Seller's dissolution or in any manner or for any reason. Buyer shall retain for its own account any amounts collected pursuant to the foregoing powers, including any sums payable in respect thereof, and Seller shall promptly pay to Buyer, when received, any amounts which shall be received by Seller in respect of the Transferred Assets as provided herein.

                  SECTION 5.13. Uniform Commercial Code and Other Lien Searches. To the extent that Buyer conducts a UCC-1 search or other lien search in the state and county in which Seller conducts the Business and such search indicates the existence of a security interest or other lien on any of the Transferred Assets, Seller shall promptly obtain a termination or, to the extent such security interest or lien extends to assets in addition to the Transferred Assets, a release of the Transferred Assets from such security interest or lien.

                  SECTION 5.14. Worker Adjustment and Retraining Notification Act. Buyer agrees to indemnify and hold harmless Seller from any and all claims arising under the Worker Adjustment and Retraining Notification ("WARN") Act as a result of actions by Buyer from and after the Closing Date.

                  SECTION 5.15. Licenses, Franchises, Permits and Authorizations. Seller agrees to maintain the effectiveness with respect to the Facility of the Sewer Permit and Storm Water Permit, in each case from the date hereof until such time as Buyer is able to secure a separate sewer permit from the Village of Hebron or an Ohio EPA Storm Water General Permit, respectively, for the Facility. Buyer agrees to use its best efforts to secure such permits as soon as practicable following the Closing Date and agrees to indemnify and hold harmless Seller from any and all claims arising as a result of Buyer's operation of the Business under the Storm Water Permit and Sewer Permit from and after the Closing Date.

                  SECTION 5.16. Molds. Seller will use its best efforts to enable Buyer to take possession of all injection molds at the Closing, including such injection molds as constitute Excluded Assets, and will take all necessary steps as are reasonable, including such steps as Buyer may reasonably request, to allow Buyer's use of such molds in the continuing operations of the Business from the date of the Closing.

                  SECTION 5.17. Railroad Spur Access and Maintenance Agreement. At the Closing, Seller and Buyer shall enter into a Railroad Spur Access and Maintenance Agreement (the "Railroad Spur Agreement"), in a form mutually agreeable, which provides substantially as follows:

                  (a) Buyer shall have sole access to and responsibility for maintenance of Spur #1.

                  (b) With respect to the Main Spur and the portion of Spur #2 that crosses behind the Blow Molding Division's real property, Buyer and Seller shall each (i) pay for the maintenance of the Main Spur and such portion of Spur #2, respectively, an amount equal to the total amount of maintenance for the Main Spur or such portion of Spur #2 multiplied by that party's Relative Use of the Main Spur or such portion of Spur #2 and (ii) have access to the Main Spur and such portion of Spur #2.

                  (c) Buyer shall have sole access to and responsibility for maintenance of that portion of Spur #2 that crosses behind the Owned Realty.

                  (d) Buyer and Seller each grant the other party such easements as are necessary, and shall grant the other party such appropriate rights as the other party shall reasonably request, to provide the access contemplated by, and give public record of, the Railroad Spur Agreement.

                  SECTION 5.18. Turn About Access and Maintenance Agreement. At the Closing, Seller and Buyer shall enter into a Turn About Access and Maintenance Agreement (the "Turn About Agreement"), in a form mutually agreeable, which provides substantially as follows:

                  (a) Buyer and Seller each shall have access to all of the Turn About, including that portion of the Turn About that is located on the other's property.

                  (b) Buyer and Seller shall share equally the maintenance costs of all the Turn About.

                  (c) Buyer and Seller each grant the other party such easements as are necessary, and shall grant the other party such appropriate rights as the other party shall reasonably request, to provide the access contemplated by, and give public record of, the Turn About Agreement.


                                   ARTICLE VI

                  CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS

                  The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

                  SECTION 6.01. Representations and Warranties. The representations and warranties of Buyer contained in this Agreement

(including the Schedules and Exhibits hereto) or in any agreement, certificate or document delivered in connection herewith, including the Ancillary Agreements to which Buyer is a party, shall be true and correct in all material respects on the Closing Date with the same effect as if made on and as of the Closing Date.

                  SECTION 6.02. Performance of Covenants. Each of the obligations of Buyer to be performed on or before the Closing Date pursuant to the terms of this Agreement and the Ancillary Agreements shall have been duly performed in all material respects on or before the Closing Date.

                  SECTION 6.03. Authority. All actions required to be taken by, or on the part of, Buyer to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements shall have been duly and validly taken by the Board of Directors of Buyer.

                  SECTION 6.04. Approval of Governmental Authorities. No claim, action, suit, investigation or other proceeding shall be pending or threatened before any court or governmental agency which presents a substantial risk of the restraint or prohibition of the transactions contemplated by this Agreement. All approvals of governmental agencies necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect.

                  SECTION 6.05. Purchase Price. Seller shall have received the Initial Payment by wire transfer in immediately available funds to an account designated by Seller.

                  SECTION 6.06. Ancillary Agreements. Buyer shall have executed and delivered to Seller the Ancillary Agreements to which Buyer is a party, including, without limitation, the Assumption Agreement and such other instruments effecting or evidencing the assumption of Assumed Liabilities contemplated hereby.

                  SECTION 6.07. Buyer's Certificate. Seller shall have been furnished with a certificate (dated as of the Closing Date and in form and substance reasonably satisfactory to Seller) executed by (i) the President of Buyer certifying as to the fulfillment of the conditions specified in Section
6.01 and 6.02 and (ii) the Secretary of Buyer certifying as to the fulfillment of the condition specified in Section 6.03 and the incumbency of each officer of Buyer who has executed this Agreement or any Ancillary Agreement.

                  SECTION 6.08. Approval of Documentation. The form and substance of all certificates, instruments and other documents delivered to Seller under this Agreement shall be satisfactory in all reasonable respects to Seller and its counsel.

                  SECTION 6.09. Consents. All agreements and consents of third parties, including, without limitation, all consents from licensors, vendors, lessors and other parties to agreements with Seller, to the consummation of the transactions contemplated by this Agreement, or otherwise pertaining to matters covered by it, which are material to the continued conduct of the Business after the consummation of such transactions and the absence of which would result in a breach of contractual obligations by Seller, shall have been obtained by Seller and delivered to Buyer.

                  SECTION 6.10. Access Agreements. Buyer and Seller shall have entered into the Railroad Spur Agreement and the Turn About Agreement.

                                   ARTICLE VII

                   CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

                  The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

                  SECTION 7.01. Representations and Warranties. The representations and warranties of Seller contained in this Agreement (including the Schedules and Exhibits hereto) or in any agreement, certificate or document delivered in connection herewith, including the Ancillary Agreements to which Seller is a party, shall be true and correct in all material respects on the Closing Date with the same effect as if made on and as of the Closing Date.

                  SECTION 7.02. Performance of Covenants. Each of the obligations of Seller to be performed by it on or before the Closing Date pursuant to the terms of this Agreement and the Ancillary Agreements shall have been duly performed in all material respects on or before the Closing Date.

                  SECTION 7.03. Authority. All actions required to be taken by, or on the part of, Seller to authorize the execution, delivery and performance of this Agreement and the Ancillary

Agreements shall have been duly and validly taken by the Board of Directors of Seller.

                  SECTION 7.04. Seller's Certificate. Buyer shall have been furnished with a certificate (dated as of the Closing Date and in form and substance reasonably satisfactory to Buyer) executed by (i) the President of Seller certifying as to the fulfillment of the conditions specified in Sections
7.01 and 7.02 and (ii) the Secretary of Seller certifying as to the fulfillment of the condition specified in Section 7.03 and the incumbency of each officer of Seller who has executed this Agreement or any Ancillary Agreement.

                  SECTION 7.05. Bulk Sales Laws. Buyer and Seller agree that, because Ohio's bulk sales law was repealed on August 15, 1996, no action is necessary with respect to bulk sales in connection with the sale of the Transferred Assets to Buyer.

                  SECTION 7.06. Sales and Use Tax on Prior Sales. Seller shall furnish any documentation that Buyer may reasonably request as evidence that all sales and use tax liabilities of Seller accruing before the Closing Date have been fully satisfied or provided for.

                  SECTION 7.07. Consents. All agreements and consents of third parties, including, without limitation, all consents from licensors, vendors, lessors and other parties to agreements with Seller, for the consummation of the transactions contemplated by this Agreement, or otherwise pertaining to matters covered by it, which are material to the continued conduct of the Business after the consummation of such transactions, shall have been obtained by Seller and delivered to Buyer or shall have been taken and proof thereof provided to Buyer by Seller.

                  SECTION 7.08. Approval of Documentation. The form and substance of all certificates, instruments and other documents delivered to Buyer under this Agreement shall be satisfactory in all reasonable respects to Buyer and its counsel.

                  SECTION 7.09. Approval of Governmental Authorities. No claim, action, suit, investigation or other proceeding shall be pending or threatened before any court or governmental agency which presents a substantial risk of the restraint or prohibition of the transactions contemplated by this Agreement. All approvals of governmental agencies necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect.

                  SECTION 7.10. No Material Adverse Change. During the period from the date hereof to the Closing Date, there shall not have occurred any material adverse change in the Business.

                  SECTION 7.11. Interim Financial Statements. Seller shall have furnished Buyer with complete copies of the Interim Financial Statements. The Interim Financial Statements (i) are correct and complete in all material respects and were prepared in accordance with the books and records of Seller;
(ii) were prepared in accordance with Seller's internal standards, consistently applied, for divisions of the same type as the Business; (iii) fairly present the value of the Transferred Assets and the results of the operations of the Business as at the relevant date thereof and for the period covered thereby; and
(iv) with respect to contracts and commitments relating to the Transferred Assets, contain and reflect adequate reserves for all reasonably anticipated material losses and costs and expenses in excess of expected receipts.

                  SECTION 7.12. Ancillary Agreements. Seller shall have executed and delivered to Buyer the Ancillary Agreements to which Seller is a party, including, without limitation, the Bill of Sale and Assignment, the warranty deed and such other instruments effecting or evidencing Buyer's assumption of Assumed Liabilities contemplated hereby.

                  SECTION 7.13. Key Employees. Paul Devin and James Schultice shall have agreed to terms of employment with Buyer beginning on the Closing Date.

                  SECTION 7.14. Title Insurance. Buyer shall have received an irrevocable commitment for title insurance covering the Owned Realty from Chicago Title Insurance Company in the amount of One Million Dollars ($1,000,000), at Seller's expense, which commitment shall contain no exceptions other than the Impairments.

                  SECTION 7.15. Access Agreements. Seller and Buyer shall have entered into the Railroad Spur Agreement and the Turn About Agreement.


                                  ARTICLE VIII

                                 INDEMNIFICATION

                  SECTION 8.01. Seller's Indemnity. Seller shall, up to a maximum aggregate payment of $2,000,000 for a period of two years after the Closing, indemnify, defend, save and hold harmless Buyer and its successors and assigns, and their employees, representatives, officers, directors and agents from and against any and all Indemnified Damages arising out of or resulting from (a) any breach or inaccuracy in any representation or warranty made by Seller in this Agreement or any Schedule or Exhibit to, or in any certificate or other document furnished by Seller pursuant to, this Agreement, or (b) any breach of any covenant requiring performance after the Closing Date, or (c) any claims against, or liabilities or obligations of, Seller not specifically assumed by

Buyer pursuant to this Agreement. Notwithstanding the foregoing, Seller shall not be liable for any Indemnified Damages pursuant to clause (a) of the preceding sentence until the amount thereof exceeds $250,000 and then Seller shall be liable for the excess; provided, however, that Seller shall be liable for the full amount of Indemnified Damages pursuant to clauses (b) and (c) of the preceding sentence up to the maximum aggregate payment of $2,000,000 listed above.

                  SECTION 8.02. Buyer's Indemnity. Buyer shall, up to a maximum aggregate payment of $2,000,000, for a period of two years after the Closing, indemnify, defend, save and hold harmless Seller and its successors and assigns, and their employees, representatives, officers, directors and agents from and against any and all Indemnified Damages arising out of or resulting from (a) any breach or inaccuracy in any representation or warranty made by Buyer in this Agreement or any Schedule or Exhibit to, or in any certificate or other document furnished by Buyer pursuant to, this Agreement, or (b) any breach of any covenant requiring performance after the Closing Date, including without limitation, Buyer's performance of the Assumed Liabilities. Notwithstanding the foregoing, Buyer shall not be liable for any Indemnified Damages pursuant to clause (a) of the preceding sentence until the amount thereof exceeds $250,000 and then Buyer shall be liable for the excess; provided, however, that Buyer shall be liable for the full amount of Indemnified Damages pursuant to clause
(b) of the preceding sentence.

                  SECTION 8.03. Claims for Indemnification. Whenever any claim for indemnification shall arise under this Article VIII, the party asserting such claim (the "Indemnified Party") shall notify the other party (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim. In the event of any claim for indemnification hereunder resulting from or in connection with legal proceedings by a third party, such notice shall also specify, if known, the amount or an estimate of the amount of the liability arising therefrom. If any lawsuit is filed or instituted against the Indemnified Party asserting any claim for which the Indemnifying Party may be responsible hereunder, written notice thereof shall be given to the Indemnifying Party as promptly as practicable; and if the Indemnifying Party shall acknowledge in writing that the Indemnifying Party shall be responsible and liable for payment of all costs, losses, liabilities, claims and expenses in connection with such lawsuit, then the Indemnifying Party shall be entitled, if the Indemnifying Party so elects (subject to the Indemnified Party's written consent which may be withheld by the Indemnified Party to the extent that the Indemnified Party's rights under any other contested matter or any aspect of the Indemnified Party's ongoing business operations may be prejudiced materially by the Indemnified Party's lack of control over such lawsuit), to take control of the defense and investigation of such lawsuit and to employ and engage attorneys of its own choice to handle and defend the same, at the Indemnifying Party's cost, risk and expense; and the Indemnified Party shall cooperate in all reasonable respects, at the Indemnifying Party's cost, risk and expense, with the Indemnifying Party and such attorneys in the investigation, trial and defense of such lawsuit and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost, participate in any such investigation, trial and defense of any such lawsuit and any appeal arising therefrom. Unless authorized in the Indemnified Party's consent, the Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any such claim or legal proceeding, without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom in accordance with the terms hereof, the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including, without limitation, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate. If the Indemnifying Party seeks to question the manner in which the Indemnified Party defended such claim or litigation or the amount of or other nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend such claim in a reasonably prudent manner.


                                   ARTICLE IX

                               GENERAL PROVISIONS

                  SECTION 9.01. Termination. This Agreement may be terminated at any time prior to the Closing: (i) by the mutual written consent of Seller and Buyer; (ii) by Seller if any of the conditions set forth in Article VI shall not have been satisfied or waived prior to Closing; (iii) by Buyer if any of the conditions set forth in Article VII shall not have been satisfied or waived before Closing; (iv) by either party hereto, if the Closing does not occur on or prior to February 28, 1997; or (v) by Buyer pursuant to Section 5.06 hereof; provided, however, that the party seeking termination pursuant to clause (ii),
(iii) or (iv) is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement. In the event that this Agreement is terminated as provided above, this Agreement shall become void and of no further force and effect, except for Article VIII and Sections 5.04(b), 9.04 and 9.13, and other than pursuant to such provisions, there shall be no liability on the part of either party hereto; provided, however, that nothing in this Section 9.01 or elsewhere in this Agreement shall release either party from any liability for breach of this Agreement.

                  SECTION 9.02. Specific Performance. The parties hereto agree that money damages would not be a sufficient remedy for a breach of this Agreement or the Ancillary Agreements by Seller or

Buyer because of the difficulty of ascertaining the amount of damages that will be suffered in connection therewith, that each party would be irreparably damaged in the event any obligation of the other party under this Agreement or the Ancillary Agreements is not performed in accordance with its specific terms and that each party shall be entitled to equitable relief (including injunction and specific performance) in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction, as a remedy for any breach or to prevent any breach of this Agreement or the Ancillary Agreements. Such remedies shall not be deemed to be exclusive remedies for a breach or anticipatory breach of this Agreement or the Ancillary Agreements, but shall be in addition to all other remedies available at law or equity.

                  SECTION 9.03. Survival of Representations and Warranties. The respective representations and warranties of Buyer and Seller contained herein, in the Ancillary Agreements, or in writing in any certificates or other documents delivered in connection herewith prior to or at the Closing, shall survive the execution and delivery of this Agreement and the Closing for a period of two years.

                  SECTION 9.04. Expenses. Subject to Section 7.14, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Ancillary Agreements shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided that any fees payable to Phil Starr in connection with this Agreement shall be paid in equal part by each of Buyer and Seller.

                  SECTION 9.05. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered if delivered personally or by telecopy or fifteen (15) days after being mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

                  (a)      if to Seller: Greif Bros. Corporation
                                         621 Pennsylvania Avenue
                                         Delaware, Ohio 43015
                                         Attn.:  William B. Sparks, Jr.
                                         Telephone:            614-363-1271
                                         Telecopier:           614-363-9742

                  with a copy to:        Vorys, Sater, Seymour and Pease
                                         52 East Gay Street
                                         Columbus, Ohio 43215
                                         Attn.:  Thomas O. Ruby
                                         Telephone:            614-464-5698

                                         Telecopier:           614-464-6350

                  (b)      if to Buyer:  UnionTools, Inc.
                                         500 Dublin Avenue
                                         Columbus, Ohio  43216-1930
                                         Attn:  Gabe Mihaly
                                         Telephone:            614-222-4400
                                         Telecopier:           614-222-4437

                  with a copy to:        Gibson, Dunn & Crutcher LLP
                                         200 Park Avenue, 47th Fl.
                                         New York, New York  10166-0193
                                         Attn:  Conor D. Reilly, Esq.
                                         Telephone:            212-351-3850
                                         Telecopier:           212-351-5247

                  SECTION 9.06. Amendment. Subject to applicable law, no provision of this Agreement may be amended, modified, supplemented or waived except by written agreement duly executed by Buyer and Seller.

                  SECTION 9.07. Waiver. At any time prior to the Closing, either party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties made by the other party and contained herein or in any document delivered by the other party pursuant hereto and (c) waive compliance by the other party hereto with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.

                  SECTION 9.08. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  SECTION 9.09. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the greatest extent possible.

                  SECTION 9.10. Entire Agreement. This Agreement and the Ancillary Agreements constitute the entire agreement between Seller and Buyer and supersede and cancel all prior agreements and undertakings, both written and oral, with respect to the subject matter hereof.

                  SECTION 9.11. Binding Agreement; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, by operation of law or otherwise, by any party hereto without the prior written consent of the other party; provided, however, that Buyer may assign this Agreement and all of its rights, interests and obligations hereunder to any Affiliate of Buyer but that in such event Buyer shall remain a guarantor of the performance by such Affiliate of its obligations hereunder.

                  SECTION 9.12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio applicable to contracts executed and to be performed wholly in Ohio, without regard to principles of conflicts of laws.

                  SECTION 9.13. [Intentionally Omitted].

                  SECTION 9.14. Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties.

                  SECTION 9.15. No Third Party Beneficiaries. Nothing express or implied in this Agreement is intended to confer upon any Person, other than Buyer and Seller and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

                  SECTION 9.16. Publicity. Buyer and Seller shall consult with each other before issuing any press release or announcement concerning the transactions contemplated by this Agreement; provided, however, that if Seller is required by law to make any such disclosure prior to agreement with Buyer regarding its contents, it shall be permitted to do so.



         [The remainder of this page has been left intentionally blank.]

         IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.





                                       GREIF BROS. CORPORATION



                                       By: /s/ Michael J. Gasser
                                           ------------------------------------
                                              Name:        Michael J. Gasser
                                              Title:       Chairman and Chief
                                                           Executive Officer


                                       UNIONTOOLS, INC.



                                       By: /s/ Gabe Mihaly
                                           ------------------------------------
                                              Name:        Gabe Mihaly
                                              Title:       President & CEO

                                LIST OF EXHIBITS


Exhibit A                           Assumption Agreement

Exhibit B                           Bill Of Sale and Assignment

Exhibit C                           Description of Real Property Transferred

Exhibit D                           Diagram of Rail Spurs

                                LIST OF SCHEDULES


Schedule 2.01(a)                            Excluded Contracts

Schedule 2.01(b)                            Excluded Assets

Schedule 2.02(a)                            Schedule of Assumed Liabilities

Schedule 2.03(c)                            Allocation of Purchase Price

Schedule 3.02                               Conflicts

Schedule 3.03                               Consents or Approvals (Seller)

Schedule 3.04(b)                            Certain Changes

Schedule 3.05                               Right, Title and Interest in Transferred
                                            Assets
Schedule 3.06

         Part 1                             Owned Realty

         Part 2                             Leased Realty:  None

Schedule 3.07                               Liens on Inventory

Schedule 3.08                               Other Tangible Personal Property

Schedule 3.09                               Trade Names, Trademarks, Service Marks
                                            and Copyrights

Schedule 3.10                               Trade Secrets

Schedule 3.11                               Computer Software, Computer Programs and
                                            Other Intangible Personal Property

Schedule 3.12                               Material Contracts

Schedule 3.13                               Litigation

Schedule 3.14                               Compliance with Laws

Schedule 3.15                               Labor Relations

Schedule 3.16                               Employment and Compensation Arrangements;
                                            Employees

Schedule 3.17                               Employee Benefit Plans

Schedule 3.18                               Taxes

Schedule 3.19                               Insurance

Schedule 3.20                               Licenses, Franchises, Permits and
                                            Authorizations

Schedule 3.21                               Breach of Other Agreements

Schedule 4.03                               Consents or Approvals (Buyer)

Schedule 5.10                               Consents to Transfer of Material Contracts